Exhibit 99.1

ProGaming Platforms Corp.

PRESS RELEASE

ProGaming Platforms Corp. Announces Ten-for-One Forward Stock Split

Tel Aviv, Israel, March 1, 2012 — ProGaming Platforms Corp. (OTCBB:PPTF), a developer of a commercial multiplayer online gaming and reward processing platform, announced today that it has filed a certificate of amendment to its Certificate of Incorporation to effect a ten-for-one forward stock split of its common stock.

The forward stock split will be effective as of the close of business on March 1, 2012, and trading of the Company’s common stock on the OTCBB on a split-adjusted basis will begin at the open of trading on March 2, 2012.  When the forward stock split becomes effective, each one (1) share of issued and outstanding ProGaming Platforms common stock will be split and converted, automatically, without further action, into ten (10) shares of common stock.  The forward split will increase the number of issued and outstanding shares of the Company’s common stock from 5,040,000 shares to 50,400,000 shares.

The par value and other terms of the stock will not be affected by the forward split.  ProGaming Platform’s shares of common stock will continue trading on the OTCBB under the symbol “PPTF”.

ProGaming's transfer agent, VStock Transfer, acting as payment agent for the forward split, will issue new share certificates evidencing the forward split on or about March 1, 2012.

“I am extremely pleased to announce the forward stock split, and expect that the Company's shareholders can benefit from the greater liquidity created by the split in the Company's common stock,” said Tamir Levinas, CEO of ProGaming Platforms.

Additional information on the effects of the forward stock split can be found in ProGaming Platform’s definitive information statement filed with the Securities and Exchange Commission on February 7, 2012.

About ProGaming Platforms Corp.
ProGaming Platforms is a developer and provider of a gaming platform for internet games that enables customers to automatically and accurately determine game winners from an unlimited pool of players, and that automates monetary reward payouts.  The platform may be integrated into an existing billing system, and can sit on a third-party server.

Learn more about ProGaming Platforms at http://www.progamingcorp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of ProGaming Platforms Corp., and its technologies. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release, as actual results may differ materially from those indicated.  ProGaming Platforms Corp.'s public filings may be viewed at www.sec.gov.

Contact:
CEO, Tamir Levinas
tamir@progamingcorp.com
(917) 522-8377